Exhibit 99.1

IMMEDIATE RELEASE
Contact:
Joyce Allaire
Managing Director, LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

aTyr Pharma Announces Collaboration with Kyorin Pharmaceutical Co., Ltd. for the Development and Commercialization of ATYR1923 in Japan

aTyr eligible to receive up to $175 million in total payments, including $8 million upfront, plus tiered sales royalties

Kyorin to fund all ATYR1923 development and commercialization activities in Japan

SAN DIEGO – January 6, 2020 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel immunological pathways, today announced that it has entered into a collaboration and license agreement with Kyorin Pharmaceutical Co., Ltd., or Kyorin, a wholly owned subsidiary of Kyorin Holdings, Inc., for the development and commercialization of aTyr’s lead clinical candidate, ATYR1923, for interstitial lung diseases, or ILDs, in Japan.

aTyr will receive an $8 million upfront payment and is eligible to receive up to an additional $167 million in the aggregate upon achievement of certain development, regulatory and sales milestones, as well as tiered royalties on net sales in Japan. Kyorin will receive the exclusive right to develop and commercialize ATYR1923 in Japan for ILDs.

“We are very pleased to enter into this collaboration with Kyorin, a leading respiratory focused pharmaceutical company in Japan, to advance ATYR1923 in an important market,” said Dr. Sanjay Shukla, President and Chief Executive Officer of aTyr. “As in the U.S., ILDs represent an area of significant unmet medical need in Japan, and Kyorin’s development and commercial capabilities will enhance our ability to improve the lives of patients with these serious conditions. We believe this collaboration further validates ATYR1923 and potentially accelerates development in other ILDs.”

"We are excited to enter into this agreement with aTyr and bring this new, potentially first-in-class drug to Japanese ILD patients," said Yutaka Ogihara, President and Chief Executive Officer of Kyorin Holdings, Inc.

Per the terms of the agreement, Kyorin will be responsible for funding all research, development, regulatory, marketing and commercialization activities in Japan. aTyr will supply all drug product for Japan, as well as support development activities as the global development leader for ATYR1923.

About ATYR1923

aTyr is developing ATYR1923 as a potential therapeutic for patients with interstitial lung diseases. ATYR1923, a fusion protein comprised of the immuno-modulatory domain of histidyl tRNA synthetase fused to the FC region of a human antibody, is a selective modulator of neuropilin-2 that downregulates the innate and adaptive immune response in inflammatory disease states. aTyr is currently enrolling a proof-of-concept Phase 1b/2a trial evaluating ATYR1923 in patients with pulmonary sarcoidosis. This Phase 1b/2a study is a multi-ascending dose, placebo-controlled, first-in-patient study of ATYR1923 that has been designed to evaluate the safety, tolerability, steroid sparing effect, immunogenicity and pharmacokinetics profile of multiple doses of ATYR1923.

About aTyr

aTyr is a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel immunological pathways. aTyr’s research and development efforts are concentrated on a newly discovered area of biology, the extracellular functionality and signaling pathways of tRNA synthetases. aTyr has built a global intellectual property estate directed to a potential pipeline of protein compositions derived from 20 tRNA synthetase genes and their extracellular targets. aTyr’s primary focus is ATYR1923, a clinical-stage product candidate which binds to the neuropilin-2 receptor and is designed to down-regulate immune engagement in interstitial lung diseases. For more information, please visit http://www.atyrpharma.com.

About Kyorin

Trusted among patients and professionals in the medical industry, Kyorin Pharmaceutical Co., Ltd. strives to be a company that contributes to public health and is recognized as one with social significance by improving its presence in specific therapeutic areas and through global discovery of novel drugs. Kyorin Pharmaceutical Co., Ltd. uses a franchise customer strategy where its marketing efforts are focused on respiratory, otolaryngology and urology. In drug discovery, it is deploying 'selection and concentration' and promoting activities aimed at first-in-class drug discovery, such as actively searching for and introducing external drug discovery themes as well as multi-tiered program development. For more information, please visit http://www.kyorin-pharm.co.jp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act. Forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, include statements regarding the potential therapeutic benefits and applications of our product candidates; our ability to successfully advance our product candidates, undertake certain development activities (such as the initiation of clinical trials, clinical trial enrollment, the conduct of clinical trials and the announcement of top-line results) and accomplish certain development goals, and the timing of such events; the potential benefits of our collaboration with Kyorin; and the scope and strength of our intellectual property portfolio. These forward-looking statements also reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects, as reflected in or suggested by these forward-looking statements, are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. Furthermore, actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the discovery, development and regulation of our product candidates, the risk that we may cease or delay preclinical or clinical development activities for any of our existing or future product candidates for a variety of reasons (including difficulties or delays in patient enrollment in planned clinical trials), the fact that our collaboration with Kyorin is subject to early termination in certain circumstances, the possibility of unexpected expenses or other demands on our cash resources, and the risk that we may not be able to raise the additional funding required for our business and product development plans, as well as those risks set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other SEC filings. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.